Exhibit 99.1

The Nasdaq Stock Market

Listing Qualifications Department

9600 Blackwell Road

Rockville, Maryland 20850

Douglas D. McKenney, CFA

Director

Listing Qualifications

The Nasdaq Stock Market, Inc.

(301) 978-8011

By Facsimile and Regular Mail

June 1,2005

Mr. Robert Farenhem

Interim Chief Financial Officer

Devcon International Corporation

1350 East Newport Center Drive

Deerfield Beach, FL 33442

Re:	Devcon International Corporation (the “Company”)
Nasdaq Symbol: DEVC

Dear Mr. Farenhem:

On May 24, 2005, the Company’s counsel, Mr. Jared Davis notified Staff via telephone that it no longer had a majority independent board due to the passing of Mr. Robert Armstrong. Therefore, the Company no longer complies with Nasdaq’s majority independent board requirement as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rule 4350(c)(l), the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or May 21, 2006, in order to regain compliance. The Company must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance within this period, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K may require disclosure of the receipt of this notification letter within four business days.1 Accordingly, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdag.com. The Company will be included in this list commencing five business days from the date of this letter.

[1]	See, SEC Release No. 34-49424.

Mr. Robert Farenhem

June 1, 2005

If you have any questions, please contact Brie Charles, Lead Analyst, at (301) 978-8039.

Sincerely,

/s/ Douglas D. McKenney
Douglas D. McKenney